600 North Hurstbourne Parkway
Suite 300
Louisville, Kentucky 40222
(502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: December 10, 2013

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Fourth Quarter Distribution

Louisville, KY (December 10, 2013) (NYSE MKT: NLP) - NTS Realty Holdings Limited Partnership (the “Company”) announced today that the board of directors of its managing general partner, NTS Realty Capital, Inc., approved a quarterly distribution of $0.05 per unit on the Company’s limited partnership units.  The distribution will be paid on January 15, 2014 to limited partners of record at the close of business on December 31, 2013.  Distributions to limited partners are made in accordance with the Company’s distribution policy as described in its most recent annual report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2013.

About NTS Realty Holdings Limited Partnership

The Company currently owns, wholly, as a tenant in common with unaffiliated co-owners, or through joint venture investments with affiliated and unaffiliated third parties, twenty-four properties, comprised of fifteen multifamily properties, seven office buildings and business centers and two retail properties.  The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Memphis, Tennessee, Richmond, Virginia, Fort Lauderdale and Orlando, Florida, Indianapolis, Indiana and Atlanta, Georgia.  The Company’s limited partnership units are listed on the NYSE MKT platform under the trading symbol of “NLP.”

Forward Looking Statements

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.”  These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios.  Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the

Company’s control.  Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 22, 2013, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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